Exhibit 5.1

March 8, 2019

Aldeyra Therapeutics, Inc.

131 Hartwell Avenue, Suite 320

Lexington, MA 02421

Re:	Aldeyra Therapeutics, Inc. (the “Company”) Registration

    Statement on Form S-8 for 1,837,110 Shares of Common Stock

Ladies and Gentlemen:

We refer to your registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) in connection with the registration of (i) 1,574,666 shares of Common Stock (the “Equity Incentive Plan Shares”) of Aldeyra Therapeutics, Inc. (the “Company”) issuable in the aggregate under the Company’s 2013 Equity Incentive Plan, as amended (the “Equity Incentive Plan”) and (ii) 262,444 shares of Common Stock (the “ESPP Shares” and, together with the Equity Incentive Plan Shares, the “Shares”) of the Company issuable in the aggregate under the Company’s 2016 Employee Stock Purchase Plan (the “ESPP” and, together with the Equity Incentive Plan, the “Plans”).

As your counsel, we have examined such matters of fact and questions of law as we have deemed necessary in order to render the opinion set forth herein. In connection with our opinion expressed below, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We express no opinion as to matters governed by any laws other than the laws of the Delaware General Corporation Law and the federal laws of the United States.

Based upon and subject to the foregoing, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the Plans, and in accordance with the Registration Statement, such Shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP